Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2005, except for Note 22, as to which the date is September 1, 2005, in the Registration Statement (Form S-1 No. 333-127295) and related Prospectus of Nexity Financial Corporation, dated, subject to completion, September 12, 2005.

/s/ Ernst & Young LLP

Birmingham, Alabama

September 8, 2005